Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
EVANS BREWING COMPANY INC.
(Under Section 242 of the General Corporation Law)

It is hereby certified that:

1.          The name of the corporation is Evans Brewing Company Inc. (hereinafter referred to as the “Corporation”).

2.          The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article FIRST the following new Article FIRST:

“First: The name of the Corporation is:

I-ON COMMUNICATIONS CORP.”

3.          The amendment of the Corporation’s Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Dated: January __, 2018

EVANS BREWING COMPANY, INC.

By:	/s/
Name:
Title: